EXHIBIT 23.1

Consent of Independent Auditors

We consent to the inclusion of our report dated March 13, 2019, relating to the consolidated financial statements of Intrinsyc Technologies Corporation as of and for the years ended December 31, 2018 and 2017 appearing in this Current Report on Form 8-K/A of Lantronix, Inc.

/s/ Ernst & Young LLP

Vancouver, Canada

March 27, 2020